EXHIBIT 4.1

FORM OF

$8.50 WARRANT AGREEMENT

        $8.50 Warrant Agreement made as of [            ], 2004 (this "Agreement"), between Millstream Acquisition Corporation (to be renamed NationsHealth, Inc. at the Effective Time), a Delaware corporation (the "Company"), and Continental Stock Transfer & Trust Company, a New York corporation (the "Warrant Agent").

        WHEREAS, the Company has entered into an Agreement and Plan of Merger dated as of March 9, 2004 (the "Merger Agreement"), among the Company, N Merger L.L.C., a Florida limited liability company and a wholly owned subsidiary of the Company ("Sub"), and NationsHealth Holdings, L.L.C., a Florida limited liability company ("NationsHealth"), pursuant to which Sub will be merged with and into NationsHealth, the separate existence of Sub shall cease and NationsHealth shall continue as the surviving limited liability company and as a wholly owned subsidiary of the Company (the "Merger");

        WHEREAS, upon the Effective Time (as defined in the Merger Agreement), (i) the Preferred Member interests (as defined in the Second Amended and Restated Operating Agreement of NationsHealth dated as of October 30, 2003 (the "Operating Agreement"), among RGGPLS Holding, Inc., a Florida corporation ("RGGPLS"), GRH Holdings, LLC, a Florida limited liability company ("GRH"), and Becton, Dickinson and Company, a New Jersey corporation ("BD")) held by RGGPLS shall be converted into the right to receive shares of common stock, par value $0.0001 per share, of the Company ("Common Stock"), cash, warrants to purchase [            ] shares of Common Stock (the "RGGPLS $8.50 Warrants") and certain additional warrants to purchase shares of Common Stock (the "RGGPLS $11.00 Warrants"), (ii) the Preferred Member interests and Class B Member interests (as defined in the Operating Agreement) held by GRH shall be converted into the right to receive shares of Common Stock, warrants to purchase [            ] shares and [            ] shares, respectively, of Common Stock (the "GRH $8.50 Warrants") and certain additional warrants to purchase shares of Common Stock (the "GRH $11.00 Warrants"), and (iii) the Preferred Member interests held by BD shall be converted into the right to receive shares of Common Stock, warrants to purchase [            ] shares of Common Stock (the "BD $8.50 Warrants" and, together with the RGGPLS $8.50 Warrants and the GRH $8.50 Warrants, the "Warrants") and certain additional warrants to purchase shares of Common Stock (the "BD $11.00 Warrants" and, together with the RGGPLS $11.00 Warrants and the GRH $11.00 Warrants, the "$11.00 Warrants");

        WHEREAS, the terms and provisions of the $11.00 Warrants are set forth in a separate warrant agreement, dated the date hereof, between the Company and the Warrant Agent;

        WHEREAS, the Company shall file with, and cause to be declared effective by, the Securities and Exchange Commission a Registration Statement on Form S-4 (the "Registration Statement") prior to the Effective Time for the registration, under the Securities Act of 1933, as amended (the "Act"), of the shares of Common Stock, the Warrants, the $11.00 Warrants and the shares of Common Stock issuable upon exercise of the Warrants and the $11.00 Warrants, to be issued by the Company in the Merger;

        WHEREAS, the Company shall cause (i) the shares of Common Stock to be issued in the Merger, (ii) all shares of Common Stock outstanding as of the date of the Merger Agreement, (iii) the Warrants and the $11.00 Warrants contemplated by Merger Agreement and (iv) the warrants to purchase Common Stock outstanding as of the date of the Merger Agreement, to be approved for quotation on The Nasdaq Stock Market, Inc. ("Nasdaq"), subject to official notice of issuance, as promptly as practicable after the date hereof.

        WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, and exercise of the Warrants;

        WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

        WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

        NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.    Appointment of Warrant Agent.    The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.    Warrants.

        2.1    Form of Warrant.    Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board or President and Treasurer or Secretary of the Company and shall bear a facsimile of the Company's seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

        2.2    Effect of Countersignature.    Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

        2.3    Registration.

          2.3.1    Warrant Register.    The Warrant Agent shall maintain books (the "Warrant Register"), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

          2.3.2    Registered Holder.    Prior to due presentment for registration of transfer of any Warrant, in whole or in part, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register ("registered holder"), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3.    Terms and Exercise of Warrant

        3.1    Warrant Price.    Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $8.50 per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this

Section 3.1. The term "Warrant Price" as used in this Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date.

        3.2    Duration of Warrants.    A Warrant may be exercised only during the period (the "Exercise Period") commencing at the Effective Time, and terminating at 5:00 p.m., New York City time on the seventh anniversary of the Effective Time (the "Expiration Date"). Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date.

        3.3    Exercise of Warrants.

          3.3.1    Exercise by Payment.    Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full, in lawful money of the United States, in cash, good certified check or good bank draft payable to the order of the Company, the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Common Stock, and the issuance of the Common Stock.

          3.3.2    Net Issue Exercise.    In lieu of exercising any Warrant pursuant to Section 3.3.1, the registered holder thereof may elect to receive shares of Common Stock (the "Net Issue Right") by surrender of the Warrant, at the office of the Warrant Agent, or at the offices of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, electing to exercise its Net Issue Right pursuant to this Section 3.3.2. Upon election of the Net Issue Right, the registered holder shall be entitled to that number of shares of Common Stock (without payment by the holder of any Warrant Price) computed using the following formula:

X = Y (W-Z) W
Where:
X =	the number of shares of Common Stock to be issued to the registered holder;
Y =	the number of shares of Common Stock purchasable under the Warrant (at the date of such calculation);
W =	the fair market value of one share of the Common Stock (at the date of such calculation);
Z =	the Warrant Price (as adjusted according to the terms set forth herein).

  As used in this Section 3.3.2, "fair market value" of one share of Common Stock shall mean the average closing price, for the ten trading days immediately preceding the date the subscription form is submitted to the Warrant Agent, per share of Common Stock as reported on the Nasdaq Stock Market (the "NASDAQ"), the New York Stock Exchange (the "NYSE"), the American Stock Exchange (the "AMEX"), any other stock exchange or the over-the-counter market, as applicable, as reported in The Wall Street Journal (Northeast edition), or, if not then reported thereby, any other authoritative source. If the Common Stock is not traded on the NASDAQ, the NYSE, the AMEX, any other stock exchange or the over-the-counter market, then in lieu of the average closing price, fair market value of the Common Stock per share shall be the price per share that is determined by the Board of Directors of the Company acting reasonably and in good faith. Upon exercise of its Net Issue Right pursuant to this Section 3.3.2 and the receipt by the registered holder of the applicable shares of Common Stock, the obligations of the Company to deliver shares of Common Stock shall be terminated with respect to the number of shares of Common Stock for which the registered holder shall have exercised its Net Issue Right.

          3.3.3    Issuance of Certificates.    As soon as practicable after the exercise of any Warrant pursuant to Section 3.3.1 and the clearance of the funds in payment of the Warrant Price, or pursuant to Section 3.3.2, as applicable, the Company shall authorize the Warrant Agent in writing to issue to the registered holder of such Warrant a certificate or certificates for the number of full shares of Common Stock to which he is entitled, registered in such name or names as may be directed by him, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant unless a registration statement under the Act with respect to the Common Stock is effective. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful.

          3.3.4    Valid Issuance.    All shares of Common Stock issued upon the proper exercise of a Warrant pursuant to Section 3.3.1 or Section 3.3.2, as applicable, in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

          3.3.5    Date of Issuance.    Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date (i) on which the Warrant was surrendered and payment of the Warrant Price was made pursuant to Section 3.3.1, or (ii) on which the Warrant was surrendered and election of Net Issue Exercise was made pursuant to Section 3.3.2, irrespective of the date of delivery of such certificate, except that, if the date of such surrender (and payment in the case of exercise pursuant to Section 3.3.1) is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

4.    Adjustments.

        4.1    Stock Dividends—Split-Ups.    If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares.

        4.2    Aggregation of Shares.    If after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares.

        4.3    Adjustments in Exercise Price.    Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Section 4.1 or 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

        4.4    Replacement of Securities upon Reorganization, etc.    In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 4.1 or 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, by a Warrant holder of the number of shares of Common Stock of the Company obtainable upon exercise of the Warrants immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

        4.5    Notices of Changes in Warrant.    Upon every adjustment of the Warrant Price or the number of shares issuable on exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, then, in any such event, the Company shall give written notice to the Warrant holder, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

        4.6    No Fractional Shares.    Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number, the number of the shares of Common Stock to be issued to the Warrant holder.

        4.7    Form of Warrant.    The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5.    Transfer and Exchange of Warrants.

        5.1    Registration of Transfer.    The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, in part or in whole, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, one or more new Warrants representing an equal aggregate number of shares of Common Stock issuable upon exercise of the old Warrant shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

        5.2    Procedure for Surrender of Warrants.    Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

        5.3    Fractional Warrants.    The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

        5.4    Service Charges.    No service charge shall be made for any exchange or registration of transfer of Warrants.

        5.5    Warrant Execution and Countersignature.    The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6.    Other Provisions Relating to Rights of Holders of Warrants.

        6.1    No Rights as Stockholder.    A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as a stockholder in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

        6.2    Lost, Stolen, Mutilated, or Destroyed Warrants.    If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

        6.3    Reservation of Common Stock.    The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

        6.4    Registration of Common Stock.    The Company agrees that at the Effective Time, the Registration Statement shall be effective, and the Company shall take such action as is necessary to qualify for sale, in those states in which the Warrants will be offered by the Company in connection with the Merger, the Common Stock issuable upon exercise of the Warrants. The Company will use its best efforts to maintain the effectiveness of such Registration Statement (including through the filing of a post-effective amendment to the Registration Statement or a new registration statement) until the expiration of the Warrants in accordance with the provisions of this Agreement.

7.    Concerning the Warrant Agent and Other Matters.

        7.1    Payment of Taxes.    The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

        7.2    Resignation, Consolidation, or Merger of Warrant Agent.

          7.2.1    Appointment of Successor Warrant Agent.    The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days' notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

          7.2.2    Notice of Successor Warrant Agent.    In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

          7.2.3    Merger or Consolidation of Warrant Agent.    Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

        7.3    Fees and Expenses of Warrant Agent.

          7.3.1    Remuneration.    The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

          7.3.2    Further Assurances.    The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

        7.4    Liability of Warrant Agent.

          7.4.1    Reliance on Company Statement.    Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

          7.4.2    Indemnity.    The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent's negligence, willful misconduct, or bad faith.

          7.4.3    Exclusions.    The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

        7.5    Acceptance of Agency.    The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of the Company's Common Stock through the exercise of Warrants.

8.    Miscellaneous Provisions.

        8.1    Successors.    All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

        8.2    Notices.    Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given or made if sent by certified mail, or private courier service, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

    (i)
    if to the Company before the Effective Time:

    Millstream Acquisition Corporation
    c/o Arthur R. Spector
    435 Devon Park Drive
    Building 400
    Wayne, PA 19087
    Attention: Chairman, Chief Executive Officer and President
    Telecopy No.: (610) 254-9617

    with a copy to:

    Klehr, Harrison, Harvey, Branzburg & Ellers LLP
    260 South Broad Street, Suite 400
    Philadelphia, PA 19102-5003
    Attention: Barry J. Siegel
    Telecopy No.: (215) 568-6603

    (ii)
    if to the Company on or after the Effective Time:

    NationsHealth, Inc.
    13650 N.W. 8th St., Suite 109
    Sunrise, FL 33325
    Attention: Glenn M. Parker M.D.,
    Robert Gregg,
    Lewis Stone and
    Michael Gusky
    Telecopy No.: (954) 903-5005

    with a copy to:

    McDermott, Will & Emery
    201 S. Biscayne Blvd., Suite 2200
    Miami, FL 33131
    Attention: Ira J. Coleman, Esq.
    Telecopy No.: (305) 347-6500

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given or made if sent by certified mail or private courier service, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

    Continental Stock Transfer & Trust Company
    17 Battery Place
    New York, New York 10004
    Attn: Compliance Department

with a copy in each case to:

    McDermott, Will & Emery
    201 S. Biscayne Blvd., Suite 2200
    Miami, FL 33131
    Attn: Ira J. Coleman, Esq.

        8.3    Applicable Law.    The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the internal laws of the State of New York, applicable to contracts made and to be performed entirely within such State. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

        8.4    Persons Having Rights under this Agreement.    Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and the registered holders of the Warrants and their respective successors and assigns.

        8.5    Examination of this Agreement.    A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

        8.6    Counterparts.    This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

        8.7    Effect of Headings.    The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

        8.8    Term of Agreement.    Notwithstanding anything herein to the contrary, this Agreement shall become effective upon the occurrence of the Effective Time; provided, however, that if the Merger Agreement is terminated in accordance with its terms then this Agreement shall terminate and be of no further force or effect.

        IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

Attest:	MILLSTREAM ACQUISITION CORPORATION
By:
Name: Arthur R. Spector Title: Chairman, Chief Executive Officer and President
Attest:	CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name: Title:

Exhibit A

NUMBER	(SEE REVERSE LEGEND)	WARRANTS

(THIS WARRANT WILL BE VOID IF NOT EXERCISED
PRIOR TO
5:00 P.M. NEW YORK CITY TIME,                    , 2011)

NATIONSHEALTH, INC.

WARRANT

THIS CERTIFIES THAT, for value received                        is the registered holder of a Warrant or Warrants expiring [            ], 2011 (the "Warrant") to purchase one fully paid and non-assessable share of Common Stock, par value $.0001 per share (each, a "Share"), of NationsHealth, Inc., a Delaware corporation (the "Company"), for each Warrant evidenced by this warrant certificate (this "Warrant Certificate"). The Warrant entitles the holder thereof to purchase from the Company, commencing on [            ], 2004, such number of Shares of the Company at the price of $8.50 per share, upon surrender of this Warrant Certificate and either (a) payment of the Warrant Price (as defined herein) at the office or agency of Continental Stock Transfer & Trust Company (the "Warrant Agent") or (b) election to exercise the Warrant pursuant to Section 3.3.2 of that certain $8.50 Warrant Agreement between the Company and the Warrant Agent (the "$8.50 Warrant Agreement"), in each case subject to the conditions set forth herein and in the $8.50 Warrant Agreement. The $8.50 Warrant Agreement provides that, upon the occurrence of certain events, the Warrant Price and the number of Shares purchasable hereunder, set forth on the face hereof, may, subject to certain conditions, be adjusted. The term "Warrant Price" as used herein refers to the price per Share at which Shares may be purchased at the time the Warrant is exercised.

No fraction of a Share will be issued upon any exercise of a Warrant. If the holder of a Warrant would be entitled to receive a fraction of a Share upon any exercise of a Warrant, the Company shall, upon such exercise, round up to the nearest whole number the number of Shares to be issued to such holder.

Upon any exercise of the Warrant for less than the total number of full Shares provided for herein, there shall be issued to the registered holder hereof or his assignee a new Warrant Certificate covering the number of Shares for which the Warrant has not been exercised.

Warrant Certificates, when surrendered at the office or agency of the Warrant Agent by the registered holder hereof in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the $8.50 Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

Upon due presentment for registration of transfer of the Warrant Certificate at the office or agency of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the $8.50 Warrant Agreement, without charge except for any applicable tax or other governmental charge.

The Company and the Warrant Agent may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

This Warrant does not entitle the registered holder to any of the rights of a stockholder of the Company.

By

Secretary	Chairman of the Board

SUBSCRIPTION FORM
To Be Executed by the Registered Holder in Order to Exercise Warrants

The undersigned Registered Holder irrevocably elects (A) to exercise Warrants represented by this Warrant Certificate, and to purchase the shares of Common Stock issuable upon the exercise of such Warrants, and herewith makes a payment of $            therefor, pursuant to Section 3.3.1 of the $8.50 Warrant Agreement, or (B) to exercise this Warrant pursuant to the provisions of Section 3.3.2 of the $8.50 Warrant Agreement, and requests that Certificates for such shares shall be issued in the name of

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)
and be delivered to	(PLEASE PRINT OR TYPE NAME AND ADDRESS)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below:

Dated:
(SIGNATURE)
(ADDRESS)

(TAX IDENTIFICATION NUMBER)

ASSIGNMENT
To Be Executed by the Registered Holder in Order to Assign Warrants

For Value Received,            hereby sell, assign, and transfer unto

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)
and be delivered to	(PLEASE PRINT OR TYPE NAME AND ADDRESS)

of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitute and appoint Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:
(SIGNATURE)

THE SIGNATURE TO THE ASSIGNMENT OF THE SUBSCRIPTION FORM MUST CORRESPOND TO THE NAME WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY OR A MEMBER FIRM OF THE AMERICAN STOCK EXCHANGE, NEW YORK STOCK EXCHANGE, PACIFIC STOCK EXCHANGE OR CHICAGO STOCK EXCHANGE.